UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2018

Ceridian HCM Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38467	46-3231686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road Minneapolis, Minnesota		55425
(Address of principal executive offices)		(Zip Code)

(952) 853-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

On July 22, 2018, Soren L. Oberg informed Ceridian HCM Holding Inc., a Delaware corporation (“Ceridian”), that he will resign from the Board of Directors (the “Board”) and Corporate Governance and Nominating Committee effective July 22, 2018.

On July 23, 2018, the Board appointed Ronald F. Clarke to fill the vacancy left by the resignation of Soren L. Oberg, and Andrea S. Rosen as a member of Board to fill one of the two remaining vacancies on the Board effective on July 23, 2018. Mr. Clarke will serve as a member of the Compensation Committee of the Board and will join the class of directors having a term ending at Ceridian’s 2019 annual meeting of stockholders. Ms. Rosen will serve as a member of the Audit Committee of the Board and will join the class of directors having a term ending at Ceridian’s 2021 annual meeting of stockholders.

Mr. Clarke, age 62, has been the chief executive officer of FleetCor Technologies, Inc., a global provider of commercial payment solutions (“FleetCor”), since August 2000 and its chairman of the board of directors since March 2003.

There are no arrangements or understandings between Mr. Clarke and any other person pursuant to which he was selected as a director. Ceridian provides services to FleetCor or one of its wholly owned affiliates through certain commercial arrangements entered into in the ordinary course of business, which include: provision of Dayforce human capital management services; reseller / referral arrangements whereby Ceridian resells / refers FleetCor services to its customers; and other administrative services. In the year ended December 31, 2017, Ceridian received approximately $2.85 million from FleetCor for all such services and received approximately $450,000 for all such services since the beginning of 2018. Also, Ceridian is a corporate charge card customer of FleetCor. FleetCor receives a fee from the merchants from whom purchases are made on the FleetCor corporate charge card by Ceridian. In 2017, FleetCor has provided Ceridian with approximately $225,000 of rebates related to charge card purchases made by Ceridian. There have been no other transactions since the beginning of Ceridian’s last fiscal year, or are currently proposed, regarding Mr. Clarke that are required to be disclosed by Item 404(a) of Regulation S-K.

Ms. Rosen, age 63, has been a corporate director since 2006. Ms. Rosen currently serves on the boards of directors of Emera Inc. (2007 to present) and Manulife Financial Corporation (2011 to present). On the board of directors of Emera, Ms. Rosen has served as chair of their Audit Committee since 2008. On the board of directors of Manulife, Ms. Rosen has served on their Audit Committee since 2011 and as chair of their Corporate Governance and Nominating Committee since May 2018. Ms. Rosen was vice chair of TD Bank Financial Group and president of TD Canada Trust from 2002 to 2005. Previously, she was executive vice president of TD Commercial Banking and vice chair of TD Securities.

There are no arrangements or understandings between Ms. Rosen and any other person pursuant to which she was selected as a director, and there have been no transactions since the beginning of Ceridian’s last fiscal year, or are currently proposed, regarding Ms. Rosen that are required to be disclosed by Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Clarke and Ms. Rosen to the Board, Ceridian will enter into an Indemnification Agreements with Mr. Clarke and Ms. Rosen in the same form that Ceridian has entered into with its other directors. The indemnification agreements provide Mr. Clarke and Ms. Rosen with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in such agreement. A copy of the form of Indemnification Agreement is filed as Exhibit 10.11 to our Amendment No. 2 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 12, 2018 (File No. 333-223905).

As independent, non-employee directors of Ceridian, Mr. Clarke and Ms. Rosen will participate in Ceridian’s regular, independent director compensation arrangements.

A copy of the Press Release issued by Ceridian in connection with this report under Item 5.02(b) and (d) is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated as of July 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: July 24, 2018